UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

August 1, 2016

Date of Report (Date of earliest event reported)

STORE Capital Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-36739	45-2280254
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8501 East Princess Drive, Suite 190 Scottsdale, AZ	85255
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 256-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Departure of Directors

On August 1, 2016, Messrs. Rajath Shourie and Derek Smith each delivered a notice to the board of directors (the “Board”) of STORE Capital Corporation (the “Company”) of their respective resignations from the Board and, in the case of Mr. Derek Smith, from the Compensation Committee of the Board, which was effective upon the adjournment of the meeting of the Board on August 1, 2016.  Messrs. Shourie and Derek Smith, who are both employed by Oaktree Capital Management, L.P. (“Oaktree”), had served on the Company’s Board of Directors since the Company’s founding in May 2011 and were designated as directors by STORE Holding Company, LLC (“STORE Holding”), an affiliate of Oaktree, pursuant to a stockholders agreement with the Company.  The decisions by Messrs. Shourie and Derek Smith to resign did not involve any disagreement with the Company, the Company’s management or the Board.  The Board, at its August 1, 2016 meeting, appointed two new directors to fill the vacancies created by the resignations of Messrs. Shourie and Derek Smith, as discussed in “Election of Directors” below.  Also, at its August 1, 2016 meeting, the Board determined to maintain its current size at eight members until it names an additional independent director, which it expects to do by the end of the year.

Election of Directors

On August 1, 2016, the Board appointed Mark N. Sklar to fill one of the vacancies created by the resignations of Messrs. Shourie and Derek Smith.  There were no arrangements or understandings between Mr. Sklar and any other persons regarding his appointment to the Board, nor is he party to any related party transactions required to be reported pursuant to Item 404(a) of Regulation S-K.  The Board determined that Mr. Sklar is “independent” pursuant to the standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.  Mr. Sklar will serve on the Investment and Compensation Committees of the Board.

Mr. Sklar will be compensated for his board service consistent with the compensation arrangements provided to the Board’s other independent, non-management directors, which are more fully described in the “Director Compensation” section of the Company’s definitive proxy statement for its 2016 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 18, 2016, and will receive pro-rated amounts of the annual cash retainer and the annual restricted stock grant for the period from the date of his appointment until the 2017 Annual Meeting of Stockholders. Mr. Sklar will also enter into the Company’s form of indemnification agreement for directors.

Mr. Sklar is a founding partner of DMB Associates, Inc. (“DMB”), a privately held, diversified real estate investment and development company specializing in large-scale residential and mixed-use communities primarily in Arizona, California, Utah and Hawaii.  Mr. Sklar currently serves as Managing Director and a member of the Board of Directors of DMB, which he co-founded in 1984 with two other partners.  Mr. Sklar has over thirty years’ experience in managing the investment and development of residential and commercial real estate projects.  Prior to turning over the day-to-day management of DMB to senior management in 2009, Mr. Sklar’s work at DMB focused on making investment decisions, development planning and execution, entitlement work, as well as marketing and leasing.  Mr. Sklar served on the board of Banner Health, a non-profit health care system, from its inception through June 2016.  During his tenure on the Banner board, he served on its Quality and Nominating and Corporate Governance Committees, and as its Chairman.  He received a Bachelor of Arts degree from University of Wisconsin.

On August 1, 2016, the Board appointed Mary Fedewa, one of the Company’s founders and its Executive Vice President — Acquisitions, Assistant Secretary and Assistant Treasurer, to fill one of the vacancies created by the resignations of Messrs. Shourie and Derek Smith.  There were no arrangements or understandings between Ms. Fedewa and any other persons regarding her appointment to the Board, nor is she party to any related party transactions required to be reported pursuant to Item 404(a) of Regulation S-K.

Ms. Fedewa will not be compensated for her board service as directors who are employees of the Company do not receive any compensation for serving on the Board.  Ms. Fedewa will also enter into the Company’s form of indemnification agreement for directors.

The full biography and other information regarding Ms. Fedewa is incorporated by reference to the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 18, 2016.

Item 7.01. Regulation FD Disclosure.

On August 3, 2016, the Company issued a press release announcing the resignations of Messrs. Shourie and Derek Smith and the appointments of Mr. Sklar and Ms. Fedewa, as described in Item 5.02 of this Current Report. A copy of the press release is attached hereto as Exhibit 99.1. The information contained in the press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Description

99.1

Press release announcing the resignations of Messrs. Shourie and Derek Smith and appointments of Mark N. Sklar and Mary Fedewa as members of the Board of Directors of STORE Capital Corporation dated August 3, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STORE Capital Corporation

Dated: August 3, 2016
	By:	/s/Michael T. Bennett
Michael T. Bennett
Executive Vice President-General Counsel

EXHIBIT INDEX

Exhibit
No.	Description
99.1

Press release announcing the resignations of Messrs. Shourie and Derek Smith and appointments of Mark N. Sklar and Mary Fedewa as members of the Board of Directors of STORE Capital Corporation dated August 3, 2016